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Conectiv Energy Holding Co. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)

ASSETS
December 31, 2002
Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Allowance for doubtful accounts	*
Accounts receivable from associated companies	*
Inventories, at average cost	*
Other prepayments	*
*

Investments
Goodwill	*
Other	*
*

Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Short-term debt	*
Accounts payable	*
Interest and taxes accrued	*
Other	*
*

Note Payable to Associated Companies	*

Deferred Credits and Other Liabilities
Deferred income tax credit	*
Deferred income taxes, net	*
Other	*
*

Capitalization
Conectiv common stock	*
Additional paid-in capital	*
Other comprehensive income	*
Retained earnings	*
Total stockholders equity	*

Conectiv money pool loan	*
Total capitalization	*

Total Capitalization and Liabilities	*
* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.